Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form [S-8] (File Nos. 333‑110372 and 333-215193) of PPL Employee Stock Ownership Plan of our report dated June 12, 2023, relating to the 2022 financial statements, which appears on page 2 of this annual report on Form 11-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania
June 10, 2024